    Exhibit 23.2

CONSENT OF SLR CONSULTING (CANADA) LTD.
(FORMERLY ROSCOE POSTLE ASSOCIATES INC.)

The undersigned hereby consents to:

(i) the filing of the written disclosure regarding (a) the technical report entitled “Technical Report on the EZ1 and EZ2 Breccia Pipes, Arizona Strip District, U.S.A.” dated June 27, 2012; (b) the technical report entitled “Technical Report on the Henry Mountains Complex Uranium Property, Utah, U.S.A.” dated June 27, 2012; (c) the “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, U.S.A.” dated October 27, 2016, and (d) the “Technical Report on the Canyon Mine, Coconino County, Arizona, USA” dated October 6, 2017 (collectively, the “Technical Disclosures”), contained in the Annual Report on Form 10-K for the period ended December 31, 2020 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission;

(ii) the incorporation by reference of such Technical Disclosures in the 10-K into the Company’s Form S-3 Registration Statements (File Nos. 333-253666, 333-226878 and 333-228158), and any amendments thereto (the “S-3s”);

(iii) the incorporation by reference of such Technical Disclosures in the 10-K into the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900 and 333-226654), and any amendments thereto (the “S-8s”); and

(iv) the use of our name in the 10-K, the S-3s, and the S-8s.

SLR Consulting (Canada) Ltd.
(formerly Roscoe Postle Associates Inc.)

/s/ Deborah A. McCombe
Name: Deborah A. McCombe, P.Geo.
Title: Technical Director - Global Mining Advisory
Date: March 22, 2021

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